Exhibit 10.6

AGREEMENT

This Agreement is entered into as of on December 5, 2022, effective as of March 31, 2022 (the “Commencement Date”), by and between Regentis Biomaterials Ltd., a company incorporated in the State of Israel whose address is 60 Medinat Hayehudim Street, Entrance C. Herzeliya, Israel (the “Company”), and Mr. Noam Band, ID no. [_________], of [______________]., Tel Aviv, Israel (the “Service Provider”).

(A)	The Company desires to engage the Service Provider to serve as the Company’s Chief Operating (COO), all in accordance with the terms of this Agreement (the “Services”) as of the Commencement Date;

(B)	The parties agree, as per the Service Provider’s specific wish and requirement, made as a result of considerations and benefits personal to the Service Provider, that the Services shall be provided to the Company by the Service Provider on an independent contractor basis, absent an employment relationship between the Company and the Service Provider;

(C)	The Service Provider is aware of all the financial consequences resulting from the engagement of the Service Provider as an independent contractor, and is also aware that the Service Provider shall receive from the Company consideration that would greatly exceed the Service Provider’s salary, had the Service Provider been hired as an employee of the Company;

(D)	This Agreement is entered into in reliance upon, inter alia, the declarations of the Service Provider that the Services are provided solely on an independent contractor basis and that no claim shall be submitted by the Service Provider or anyone on his behalf contradicting such declaration.

NOW THEREFORE, in consideration of the mutual promises, covenants and understandings contained herein, the parties agree as follows:

1.	Representations, Duties and Obligations of Service Provider

1.1.	The Service Provider declares and undertakes that he is free to provide the Company with the Services, upon the terms contained in this Agreement, and there are no restrictions preventing the Service Provider from fully performing all duties hereunder, including but not limited to non-compete or other obligations that the Service Provider is bound by.

1.2.	The Service Provider shall provide the Services to the Company, in a scope as shall be agreed between the Service Provider and the Chief Executive Officer of the Company (the “CEO”, or the chairman of the Board, as the case may be), but shall not exceed that of a full time employee, at any location designated by the Company.

1.3.	The Service Provider shall provide the Services in accordance with the directions of the Company’s CEO (or the chairman of the Board, as the case may be), and will report directly to the CEO. The Service Provider shall not have any other person or entity perform any of the Services.

1.4.	The Service Provider undertakes to perform all duties and obligations under this Agreement with the highest degree of professionalism and to the full satisfaction of the Company and will ensure the use of all professional knowledge, experience and skills in providing the Services, which shall be performed in a loyal, devoted and professional manner in accordance with the terms of this Agreement.

1.5.	The Company acknowledges that at the time of the Commencement Date, the Service Provider provides services to other companies, provided that the services so provided is not a competitor of the Company.

1.6.	The Service Provider will notify the Company immediately if anything occurs or comes to his attention which would or might prevent him from providing the Services at the level required by the Company.

1.7.	The Service Provider shall not, directly or indirectly, accept any commission, rebate, discount or gratuity in cash or in kind, from any person who has or is likely to have a business relationship with the Company related in any way to the Service provided by the Service Provider.

2.	Consideration

2.1.	In consideration for the provision by Service Provider of the Services, and subject to the fulfillment of the Service Provider’s obligations under this Agreement, from such time as the Company shall complete an initial public offering of the Company’ shares and raise funds in such offering (the “IPO”), the Service Provider shall be entitled to a payment of a monthly fee of US$6,000 (the “Fee”) plus VAT.

2.2.	The Payment for each month’s Fee shall be made no later than the ninth (9th) day of the following calendar month against a valid tax invoice issued by the Service Provider to the Company in respect of the Fee for the Services provided in the previous month.

2.3.	Other than the payment of the Fee and the reimbursement of expenses, as further detailed below, the Service Provider shall not be entitled to any further compensation in connection with the discharge of its responsibilities hereunder.

2.4.	The Company shall reimburse the Service Provider for Service Provider’s reasonable out of pocket expenses incurred during its performance of the Services, provided said expenses have been approved by the Company in advance and in writing, all subject to any Company policies as may be in force from time to time and against the provision of proper receipts.

2.5.	In addition, and subject to the approval of the Board of Directors, the Service Provider may be granted with options to acquire ordinary shares of the Company and an Employee Stock Option Plan (the “Plan”) and Section 102 (“Section 102”) of the Income Tax Ordinance (the “Options”). The number of Options to be granted to the Service Provider shall be equal to 0.40% of the issued and outstanding share capital of the Company as of the date hereof, and such Options shall vest monthly over a period of three (3) years from the date of their grant. The exercise price of such Options shall be equal to the nominal value of the ordinary shares of the Company. The Options shall further be subject to the terms and conditions of the Company’s Plan and Section 102.

2.6.	The Service Provider hereby represents and acknowledges that all amounts paid under this Agreement in consideration for the provision of the Services are higher than the consideration that would have been paid by the Company to an employee of the Company for the provision of the same or substantially the same services.

2.7.	All payments under this Agreement include all taxes, duties, levies, deductions or similar governmental charges (hereinafter referred to as “Taxes”). The Service Provider shall pay all Taxes associated with the Services. The Company will pay any required withholding tax within its territory and provide the Service Provider a certificate for such amount.

2.8.	As Noam Band is an officer of the Company, he shall be added to the Company’s directors and officers insurance policy.

3.	Status of Parties

3.1.	The relationship between the Service Provider and the Company, in compliance with the Service Provider’s request, is one of principal and independent contractor. The Service Provider must perform and continue to perform all actions legally required to establish and maintain his status as an independent contractor with an independent business. The parties expressly declare that no employment relationship exists between the Company and the Service Provider.

3.2.	If, notwithstanding anything contained in this Agreement any person shall claim, or a judicial authority shall determine, that the Service Provider provided the Services under this Agreement as an employee of the Company, then the following provisions shall apply:

3.2.1.	For the period as to which it is claimed or determined that an employment relationship existed between the Company and the Service Provider (the “Relevant Period”), the Service Provider shall not be entitled to the Fee, but only 60% thereof (the “Reduced Fee”).

3.2.2.	The Reduced Fee shall constitute the full Fee payable to the Service Provider as salary in connection with said employment relationship, on which basis any social benefits will be calculated - to the extent that such social benefits are required to be paid to or in respect of the Service Provider pursuant to any third party authority’s decision reclassifying the Service Provider as an employee.

3.2.3.	In view thereof, an accounting shall be conducted between the parties, and the Service Provider shall immediately return and pay to the Company all amounts paid to him in excess of the Reduced Fee for the Relevant Period, along with linkage differentials and interest from the date of payment of each amount by the Company to the Service Provider and up to the date upon which actual return and payment of the funds is made by the Service Provider, all based on the Consumer Price Indices known at the relevant dates and as provided by the Adjudication of Interest and Linkage Law, 1961.

3.3.	In addition, in the event that the relationship between the Company and the Service Provider shall be claimed, regarded or determined by any third party, including any governmental or judicial or tax authority to be an employment relationship, the Service Provider shall reimburse and indemnify the Company for any expense and payment incurred by or demanded of the Company as a consequence, no later than seven days of its receipt of such demand.

3.4.	The Company shall be entitled to offset any amounts due to it under this Section 3 from any amounts payable to the Service Provider under this Agreement.

4.	Term and Termination

4.1.	The term of this Agreement shall begin on the Commencement Date and shall continue unless terminated in accordance with the terms of this Agreement (the “Term”). Either party may terminate this Agreement immediately without cause upon prior written notice of 60 days to the other party.

4.2.	Notwithstanding Section 4.1 above, the Company may terminate this Agreement forthwith and without prior notice (Termination for Cause) if: (i) the Service Provider commits a fundamental breach of the Agreement or other duties owed to the Company, including but not limited to any breach of the Service Provider’s representations or obligations under Sections 1, 3, 5, 6 or 7 of this Agreement; (ii) in the event of any act or omission of the Service Provider which would have entitled the Company legally to dismiss the Service Provider without severance pay, in whole or in part, had the Service Provider been engaged as an employee of the Company; (iii) if the Service Provider engages or engaged in any act of dishonesty or fraud, whether or not it involves the Company. The foregoing is without prejudice to any relief available to the Company by law or under this Agreement.

4.3.	Upon termination of this Agreement, or at such other time as directed by the Company, the Service Provider shall immediately return to the Company all assets and Confidential Information (as defined below) and any and all copies thereof, in the Service Provider’s possession or control which belong to, or have been entrusted to it by, the Company. The Service Provider shall not retain or make copies thereof in whatever form and shall neither have, nor retain, any proprietary interest in such assets.

5.	Proprietary Rights

5.1.	For the purposes of this Agreement “Intellectual Property” means all intellectual property rights relating to the business of the Company, in connection with the field of tissue repair solutions that restore the health and quality of life of patients (the “Field”), whether or not patentable, including without limitation (i) patents and patent applications, and any divisional, continuation, continuation in part, reissue, renewal or re-examination patent issuing therefrom (including any foreign counterparts), (ii) copyrights and registrations thereof, (iii) trade secrets and other confidential business information, whether patentable or unpatentable and whether or not reduced to practice, know-how, financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists and information, inventions and, with respect to all of the foregoing, related confidential documentation, (iv) trademarks, service marks, trade names and applications and registrations therefor, and (v) other proprietary rights relating to the foregoing, and any rights analogous to the foregoing anywhere in the world.

5.2.	The Service Provider and the Company agree that the Company shall be the owner, upon creation, of all right, title and interest in, to and under the Intellectual Property created in or as a result of any communication between the Service Provider and the Company prior to and leading to this agreement, in particular as a result of any information divulged by the Company to the Service Provider (“Prior Inventions”). The Service Provider and the Company further agree that the Company is and shall be the owner, upon creation, of all right, title and interest in, to and under the Intellectual Property created in the course of, or in consequence of, the performance of the Agreement, which shall be deemed work made for hire, owned exclusively by the Company, and any ensuing rights, including all rights, powers, privileges and immunities arising thereunder or conferred thereby, and all applications for intellectual or industrial property that may hereinafter be filed for the Intellectual Property in any jurisdiction, and all divisions, renewals and continuations thereof, and all registrations that may be granted thereon and all extensions and reissues thereof, together with any and all rights of priority relating to the Intellectual Property and any registrations that may be granted thereon, expressly including the right to sue for past infringement (all the above together with the Prior Inventions, as defined below, referred to as the “Company’s IP Rights”).

5.3.	If the ownership in any of the Company’s IP Rights, as a matter of law, not vest in the Company upon creation, then the Service Provider shall assign and does hereby irrevocably assign to the Company, its successors, legal representatives all right, title and interest in, to and under the Company’s IP Rights to the extent that the Service Provider may have such rights, and the Service Provider shall have no right whatsoever in, to and under the Company’s IP Rights. To the extent that any right in the Company’s IP Rights may not under applicable law be assigned to the Company as above, the Service Provider hereby waives any and all such rights in favor of the Company, and the Service Provider shall not have any claim to any right, moral rights, compensation, royalties or reward in respect of any such Company’s IP Rights, including, but not limited to, the payment of any consideration pursuant to Section 134 of the Israeli Patent Law, 1967.

5.4.	The Service Provider agrees and undertakes to: (i) promptly disclose to the Company in writing, sufficient to identify the Company’s IP Rights in question, the creation or existence of all such Company’s IP Rights; and, (ii) take such action, during the term of the Agreement and thereafter, as the Company may request, to enable the Company to acquire, evidence, transfer, maintain, vest, enforce or confirm the Company’s right, title and interest in and to the Company’s IP Rights.

5.5.	The Service Provider hereby irrevocably appoints the Company and its duly authorized officers and agents to be the Service Provider’s agents and attorney in fact to act for and on the behalf of the Service Provider and in its stead and to do any action and make any legal disposition in respect of the Company’s IP Rights, including without limitation, to execute and file any documents, and generally do everything possible to ensure that the Company, its successors, legal representatives and assigns, obtain and enforce proper protection for the Company’s IP Rights in all jurisdictions, all the foregoing with the same legal force and effect as if executed by the Service Provider.

5.6.	The Service Provider further covenants and agrees that he will communicate to the Company, its successors, legal representatives and assigns, any facts known to him representing the Company’s IP Rights, testify in any legal proceeding, sign all lawful papers, execute all divisional, continuing, reissue and foreign applications, make all rightful oaths, and generally do everything possible to aid the Company, its successors, legal representatives and assigns, to obtain and enforce proper protection for the Company’s IP Rights.

6.	Confidentiality

6.1.	The Service Provider agrees that all the Company information, whether in oral form, visual form or in writing, including but not limited to, all specifications, formulas, prototypes, computer programs and any and all records, data, ideas, methods, techniques, processes and projections, plans, marketing information, business plans, projects, pricing, customers and customer information, materials, financial statements, memoranda, analyses, notes, legal documents, and other data and information, as well as test results, processes, know-how, improvements, inventions, techniques, patents (whether pending or duly registered) and any know-how related thereto, relating to the Company and its affiliates, the Company IP Rights, and the terms and conditions of this Agreement, will be considered and referred to collectively as “Confidential Information”.

6.2.	The Service Provider agrees that it shall not use Confidential Information for its own, or any third party’s benefit; the Service Provider further agrees to accept and use Confidential Information solely for the purpose of providing the Services for the benefit of the Company; the Service Provider shall keep in confidence and trust all Confidential Information and shall not, directly or indirectly, disclose, publish, or disseminate Confidential Information to any third party or allow the same to occur.

7.	Non-Competition and Non-Solicitation

During the term of this Agreement and for a period of twelve (12) months following its termination, the Service Provider shall not:

7.1.	directly or indirectly, in any capacity whatsoever, whether independently or as a shareholder, an employee, Service Provider, an officer or any managerial capacity, carry on, set up, own, manage, control or operate, be employed, engaged or interested in a business, anywhere in the world, which competes with, or proposes to compete with the Company or any of its affiliates (the “Group”), in connection with slow release of analgesic agent.

7.2.	directly or indirectly, in any way (i) offer, solicit or attempt to solicit, induce or attempt to induce or endeavor to entice away, any person with whom any member of the Group has or had or shall have any contractual or commercial relationship as a Service Provider, licensor, joint venturer, supplier, customer, distributor, agent or contractor of whatsoever nature, existing or under negotiation on or prior to date of termination of this Agreement, to cease his, her or its relationship with that member of the Group, or otherwise interfere in any way with the relationship between that member of the Group and such person or (ii) have any business dealings with any such person.

7.3.	directly or indirectly, in any way offer, solicit or attempt to solicit for employment or other engagement, or otherwise contract or seek to contract the services of, any individual who is, at the effective date of termination of this Agreement, employed or engaged (whether directly or indirectly) by any member of the Group or induce or entice or attempt to induce or entice such individual to leave such employment or other engagement or otherwise interfere in his or her relationship with any member of the Group.

The Service Provider acknowledges that its obligations under this Section are reasonable, in light of knowledge it will gain of the Group’s Confidential Information and that the consideration it receives hereunder is paid, inter alia, as consideration for its undertaking under this Section 7.

8.	No Conflicting Obligations

8.1.	The Service Provider will not, at any time during the term of the Agreement, use or disclose any trade secrets or proprietary or confidential information in such manner that may breach any confidentiality or other obligation that the Service Provider owes to any former employer or other third party, without their prior written consent.

8.2.	The Service Provider warrants that he has the full right to assign the Company’s IP Rights and the associated rights, titles and interests and that the Service Provider has not made, and will not make, any agreement in conflict with this paragraph or Section 5 above.

9.	General

9.1.	The Service Provider shall not assign any of his rights and obligations hereunder without the prior written consent of the Company, and any attempt to do so shall be null and void.

9.2.	No behavior by either party hereto shall be deemed to constitute a waiver of any rights according to this Agreement, a waiver of or consent to any breach or default in respect of any of the terms hereof, or a change, invalidation or addition to any term, unless expressly made in writing.

9.3.	All disputes with respect to this Agreement shall be determined in accordance with the laws of Israel. The competent courts of Tel-Aviv, Israel shall have exclusive jurisdiction to hear any such dispute and no other courts shall have any jurisdiction whatsoever in respect of such disputes.

9.4.	The terms of this Agreement shall be interpreted in such a way as to give them maximum enforceability at law. The unenforceability of any term (or part thereof) shall not affect the enforceability of any other part of this Agreement.

9.5.	The Service Provider hereby declares that he is aware that the Company shall rely on the statements and representations in this Agreement, including the absence of employer-employee relationship, in managing its businesses and providing due diligence to third parties regarding the conditions and the obligations of the Company. In addition, the Service Provider undertakes that it is aware that third parties might rely on the declarations and the representations in this Agreement.

9.6.	This Agreement, contains the entire agreement and understanding between the parties with respect to the subject matter contained herein, and supersedes all prior discussions, agreements, representations and understandings in this regard. This Agreement shall not be modified except by an instrument in writing signed by both parties.

9.7.	Provisions intended to survive the termination of this Agreement, including but not limited to Sections 3, 5, 6 and 7 herein, shall so survive.

9.8.	Each notice or demand given by one party to the other pursuant to this Agreement shall be given in writing and shall be sent by registered mail to the other party at the address shown at the beginning of this Agreement (unless another address has been notified in accordance with this Section), or delivered by hand. Any such notice or demand shall be deemed given at the expiration of three days from the date of mailing by registered mail (against a proper certification) or immediately if delivered by hand (against a signature of acceptance).

9.9.	Without derogating from any relief to which the Company is entitled to pursuant to any law or agreement, the Company may set off any amount which the Service Provider owes it pursuant to this Agreement or any other source from any sum that the Service Provider is entitled to receive from the Company, from whatever source.

9.10.	The Service Provider hereby declares that this Agreement is signed by it upon its request, after he has checked all its rights and obligations deriving from this Agreement, according to any law and after it has investigated all its rights pursuant to this Agreement against the Company.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the above date.

Noam Band	Regentis Biomaterials Ltd.

	By:	Dr. Ehud Geller
	Title:	Chairman of the Board